SUBSIDIARIES OF THE REGISTRANT


                                       STATE OF             PERCENTAGE
          NAME                       INCORPORATION         OF OWNERSHIP
          ----                       -------------         ------------

The Ohio Valley Bank Company             Ohio                   100%

Loan Central, Inc.                       Ohio                   100%